Exhibit 10.2

Execution Version

GUARANTY

This GUARANTY (this “Guaranty”) dated as of November 9, 2004 is entered into by and between NAVTEQ CORPORATION, a Delaware corporation (the “Guarantor”), and LASALLE BANK NATIONAL ASSOCIATION (the “Bank”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Credit Agreement dated as of even date herewith by and between NAVTEQ North America, LLC, a Delaware limited liability company (the “Company”), and the Bank (as from time to time amended, restated, supplemented or otherwise modified, the “Credit Agreement”), the Bank has agreed to make Loans for the benefit of the Company.

WHEREAS, the Guarantor owns 100% of the equity interest in the Company and as such will derive direct and indirect economic benefits from the making of the Loans and other financial accommodations provided to the Company pursuant to the Credit Agreement; and

WHEREAS, in order to induce the Bank to enter into the Credit Agreement and the other Loan Documents and to induce the Bank to make the Loans as provided for in the Credit Agreement, the Guarantor has agreed to guarantee payment of the Obligations (as defined in the Credit Agreement);

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, and to induce the Bank provide the Loans and other financial accommodations under the Credit Agreement, it is agreed as follows:

1.                                       DEFINITIONS.

Capitalized terms used herein shall have the meanings assigned to them in the Credit Agreement, unless otherwise defined herein.

References to this “Guaranty” shall mean this Guaranty, including all amendments, modifications and supplements and any annexes, exhibits and schedules to any of the foregoing, and shall refer to this Guaranty as the same may be in effect at the time such reference becomes operative.

2.                                       THE GUARANTY.

2.1                                 Guaranty of Guaranteed Obligations of the Company.  The Guarantor hereby unconditionally guarantees to the Bank, and their respective successors, endorsees, transferees and assigns, the prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of the Obligations of the Company (hereinafter the “Guaranteed Obligations”).  The Guarantor agrees that this Guaranty is a guaranty of payment and performance and not of collection, and that its obligations under this Guaranty shall be primary, absolute and unconditional, irrespective of, and unaffected by:

(a)                                  the genuineness, validity, regularity, enforceability or any future amendment of, or change in this Guaranty, any other Loan Document or any other agreement, document or instrument to which the Company, the Guarantor or any of their Subsidiaries is or may become a party;

(b)                                 the absence of any action to enforce this Guaranty or any other Loan Document or the waiver or consent by the Bank with respect to any of the provisions thereof;

(c)                                  the insolvency of the Company, the Guarantor or any of their Subsidiaries (each a “Credit Party” and collectively, the “Credit Parties”); or

(d)                                 any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor,

it being agreed by the Guarantor that its obligations under this Guaranty shall not be discharged until the date upon which all of the Guaranteed Obligations have been indefeasibly paid in full in cash and the Commitment to lend under the Credit Agreement has terminated (the “Termination Date”).  The Guarantor shall be regarded, and shall be in the same position, as principal debtor with respect to the Guaranteed Obligations.  The Guarantor agrees that any notice or directive given at any time to the Bank which is inconsistent with the waiver in the immediately preceding sentence shall be null and void and may be ignored by the Bank and in addition, may not be pleaded or introduced as evidence in any litigation relating to this Guaranty for the reason that such pleading or introduction would be at variance with the written terms of this Guaranty, unless the Bank has specifically agreed otherwise in writing.  It is agreed by and betweeen the Guarantor and the Bank that the foregoing waivers are of the essence of the transaction contemplated by the Loan Documents and that, but for this Guaranty and such waivers, the Bank would decline to enter into the Credit Agreement.

2.2                                 Demand by the Bank.  In addition to the terms of the Guaranty set forth in Section 2.1 hereof, and in no manner imposing any limitation on such terms, it is expressly understood and agreed that, if, at any time, the outstanding principal amount of the Guaranteed Obligations under the Credit Agreement (including all accrued interest thereon) is declared to be immediately due and payable, then the Guarantor shall, without demand, pay to the Bank the entire outstanding Guaranteed Obligations due and owing to the Bank.  Payment by the Guarantor shall be made to the Bank in immediately available funds to an account, designated by the Bank or at the address set forth herein for the giving of notice to the Bank or at any other address that may be specified in writing from time to time by the Bank, and shall be credited and applied to the Guaranteed Obligations.

2.3                                 Enforcement of Guaranty.  In no event shall the Bank have any obligation (although it is entitled, at its option) to proceed against the Company or any other Credit Party before seeking satisfaction from the Guarantor and the Bank may proceed, prior or subsequent to, or simultaneously with, the enforcement of the Bank’s rights hereunder.

2.4                                 Waiver.  In addition to the waivers contained in Section 2.1 hereof, the Guarantor waives and agrees that it shall not at any time insist upon, plead or in any manner whatever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, marshaling of assets or redemption laws, or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance by the Guarantor of its Guaranteed Obligations under, or the enforcement by the Bank of this Guaranty. The Guarantor hereby waives diligence, presentment and demand (whether for non-payment or protest or of acceptance, maturity, extension of time, change in nature or form of the Guaranteed Obligations, acceptance of further security, release of further security, composition or agreement arrived at as to the amount of, or the terms of, the Guaranteed Obligations, notice of adverse change in the Company’s financial condition or any other fact which might increase the risk to the Guarantor) with respect to any of the Guaranteed Obligations or all other demands whatsoever and waives the benefit of all provisions of law which are or might be in conflict with the terms of this Guaranty.  The Guarantor represents, warrants and agrees that, as of the date of this Guaranty, its obligations under this Guaranty are not subject to any offsets or defenses against the Bank or any Credit Party of any kind. The Guarantor further agrees that its obligations under this Guaranty shall not be subject to any counterclaims, offsets or defenses against the Bank or against any other Credit Party of any kind which may arise in the future.

2.5                                 Benefit of Guaranty.  The provisions of this Guaranty are for the benefit of the Bank and its respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any Credit Party and the Bank, the obligations of any Credit Party under the Loan Documents.  In the event all or any part of the Guaranteed Obligations are transferred, indorsed or assigned by the Bank to any Person or Persons, any reference to the “Bank” herein shall be deemed to refer equally to such Person or Persons.

2.6                                 Modification of Guaranteed Obligations, Etc.  The Guarantor hereby acknowledges and agrees that the Bank may at any time or from time to time, with or without the consent of, or notice to, the Guarantor:

(a)                                  change or extend the manner, place or terms of payment of, or renew or alter all or any portion of, the Guaranteed Obligations in accordance with the Credit Agreement;

(b)                                 take any action under or in respect of the Loan Documents in the exercise of any remedy, power or privilege contained therein or available to it at law, equity or otherwise, or waive or refrain from exercising any such remedies, powers or privileges;

(c)                                  amend or modify, in any manner whatsoever, the Loan Documents in accordance therewith;

(d)                                 extend or waive the time for any Credit Party’s performance of, or compliance with, any term, covenant or agreement on its part to be performed or observed under the Loan Documents, or waive such performance or compliance or consent to a failure of, or departure from, such performance or compliance;

(e)                                  release anyone who may be liable in any manner for the payment of any amounts owed by the Guarantor or any Credit Party to the Bank;

(f)                                    modify or terminate the terms of any intercreditor or subordination agreement pursuant to which claims of other creditors of the Guarantor or any Credit Party are subordinated to the claims of the Bank; and/or

(g)                                 apply any sums by whomever paid or however realized to any amounts owing by the Guarantor or any Credit Party to the Bank in such manner as the Bank is permitted to do so under the Loan Documents;

and the Bank shall not incur any liability to the Guarantor as a result thereof, and no such action shall impair or release the Guaranteed Obligations of the Guarantor under this Guaranty.

2.7                                 Reinstatement.  This Guaranty shall remain in full force and effect and continue to be effective should any petition be filed by or against the Guarantor or any other Credit Party for liquidation or reorganization, should the Guarantor or any other Credit Party become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of such Credit Party’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Guaranteed Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by the Bank, whether as a “voidable preference”, “fraudulent conveyance”, or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Guaranteed Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

2.8                                 Waiver of Subrogation, Etc.  Notwithstanding anything to the contrary in this Guaranty, or in any other Loan Document,  the Guarantor hereby:

(a)                                  expressly and irrevocably waives, on behalf of itself and its successors and assigns (including any surety), any and all rights at law or in equity to subrogation, to reimbursement, to exoneration, to contribution, to indemnification, to set off or to any other rights that could accrue to a surety against a principal, to a guarantor against a principal, to a guarantor against a maker or obligor, to an accommodation party against the party accommodated, to a holder or transferee against a maker, or to the holder of any claim against any Person, and which the Guarantor may have or hereafter acquire against any Credit Party in connection with or as a result of the Guarantor’s execution, delivery and/or performance of this Guaranty, or any other documents to which the Guarantor is a party or otherwise; and

(b)                                 acknowledges and agrees (i) that this waiver is intended to benefit the Bank and shall not limit or otherwise effect the Guarantor’s liability hereunder or the enforceability of this Guaranty, and (ii) that the Bank and its respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 2.8 and their rights under this Section 2.8 shall survive payment in full of the Guaranteed Obligations.

2.9                                 Election of Remedies.   If the Bank may, under applicable law, proceed to realize benefits under any of the Loan Documents giving the Bank a Lien upon any property owned by any Credit Party, either by judicial foreclosure or by non-judicial sale or enforcement, the Bank may, at its sole option, determine which of such remedies or rights it may pursue without affecting any of such rights and remedies under this Guaranty.  If, in the exercise of any of its rights and remedies, the Bank shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Credit Party, whether because of any applicable laws pertaining to “election of remedies” or the like, the Guarantor hereby consents to such action by the Bank and waives any claim based upon such action, even if such action by the Bank shall result in a full or partial loss of any rights of subrogation which the Guarantor might otherwise have had but for such action by the Bank.  Any election of remedies which results in the denial or impairment of the right of the Bank to seek a deficiency judgment against any Credit Party shall not impair the Guarantor’s obligation to pay the full amount of the Guaranteed Obligations.  In the event the Bank shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, the Bank may bid all or less than the amount of the Guaranteed Obligations and the amount of such bid need not be paid by the Bank but shall be credited against the Guaranteed Obligations.  The amount of the successful bid at any such sale shall be conclusively deemed to be the fair market value of the collateral and the difference between such bid amount and the remaining balance of the Guaranteed Obligations shall be conclusively deemed to be the amount of the Guaranteed Obligations guaranteed under this Guaranty, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which the Bank might otherwise be entitled but for such bidding at any such sale.

3.                                       DELIVERIES.

In a form satisfactory to the Bank, the Guarantor shall deliver to the Bank, concurrently with the execution of this Guaranty and the Credit Agreement, the Loan Documents and other instruments, certificates and documents as are required to be delivered by the Guarantor to the Bank under the Credit Agreement.

4.                                       REPRESENTATIONS, WARRANTIES AND COVENANTS.

In addition to any other representation, warranties and covenants the Guarantor has made or agreed to in this Guaranty or any other Loan Document to induce the Bank to make the Loans under the Credit Agreement, the Guarantor hereby (i) makes the representations and warranties as to the Guarantor contained in the Credit Agreement, each of which is incorporated herein by reference (including, without limitation, Section 9 of the Credit Agreement) as applicable to the Guarantor, and the representations and warranties set forth in Sections 4.1 and 4.2 of this Guaranty to the Bank and (ii) agrees to the covenants set forth below in Section 4.3 of this Guaranty, each and all of which shall survive the execution and delivery of this Guaranty:

4.1                                 Corporate Existence; Compliance with Law.  The Guarantor (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; (ii) is duly qualified to do business and is in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; (iii) has all licenses, permits, consents or approvals from or by, and has made all material filings with, and has given all notices to, all governmental authorities having jurisdiction, to the extent required for such ownership, operation and conduct, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; (iv) is in compliance with its charter and by-laws; and (v) is in compliance with all applicable provisions of law, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.2                                 Corporate Power; Authorization; Enforceable Guaranteed Obligations.  Except as set forth in Schedule 9.2 of the Credit Agreement, the execution, delivery and performance of this Guaranty and all other Loan Documents and all instruments and documents to be delivered by the Guarantor hereunder and under the Credit Agreement are within the Guarantor’s corporate power, have been duly authorized by all necessary or proper corporate action, including the consent of stockholders where required, are not in contravention of any provision of the Guarantor’s charter or by-laws, do not violate any law or regulation, or any order or decree of any governmental authority, do not conflict with or result in the breach of, or constitute a default under, or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which the Guarantor is a party or by which the Guarantor or any of its property is bound, do not result in the creation or imposition of any Lien upon any of the property of the Guarantor, other than those in favor of the Bank and the same do not require the consent or approval of any governmental authority or any other Person.  On or prior to the Closing Date, this Guaranty and each of the Loan Documents to which the Guarantor is a party shall have been duly executed and delivered for the benefit of or on behalf of the Guarantor, and each shall then constitute a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

4.3                                 Restrictive Agreements.  The Guarantor will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Guarantor or any of its Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any of its Subsidiaries to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Guarantor or any of its Subsidiaries or to guaranty any Debt of the Company or any other Subsidiary of the Guarantor; provided, that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by the Credit Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 10.15 of the Credit Agreement (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Debt permitted by the Credit Agreement if such restrictions or conditions apply only to the property or assets securing such Debt, and (v) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof.

4.4                                 Restricted Payments.  The Guarantor will not, and not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Company may declare and pay dividends with respect to its capital stock payable solely in additional shares of its common stock, (b) the Guarantor’s Subsidiaries may declare and pay dividends ratably with respect to their capital stock, (c) Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Guarantor and its Subsidiaries, (d) the Guarantor may make Restricted Payments not in excess of $10,000,000 in any Fiscal Year; provided, that none of the Restricted Payments permitted by this clause (d) shall be paid as a general ratable dividend payment to all stockholders of the Guarantor, and (e) as set forth in Schedule 10.14 of the Credit Agreement.

5.                                       FURTHER ASSURANCES.

The Guarantor agrees, upon the written request of the Bank, to execute and deliver to the Bank, from time to time, any additional instruments or documents reasonably considered necessary by the Bank to cause this Guaranty to be, become or remain valid and effective in accordance with its terms.

6.                                       PAYMENTS FREE AND CLEAR OF TAXES.

All payments required to be made by the Guarantor hereunder shall be made to the Bank free and clear of, and without deduction for, any and all present and future taxes, excluding for all purposes under this Section 6 franchise taxes and taxes imposed on or measured by the Bank’s net income or receipts.  If the Guarantor shall be required by law to deduct any taxes from or in respect of any sum payable hereunder, (a) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 6) the Bank, as applicable, receive an amount equal to the sum they would have received had no such deductions been made, (b) the Guarantor shall make such deductions, and (c) the Guarantor shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law.  Within thirty (30) days after the date of any payment of taxes, the Guarantor shall furnish to the Bank the original or a certified copy of a receipt evidencing payment thereof.  The Guarantor shall indemnify and, within ten (10) days of demand therefor, pay the Bank for the full amount of taxes (including any taxes imposed by any jurisdiction on amounts payable under this Section 6) paid by the Bank, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.

7.                                       OTHER TERMS.

7.1                                 Entire Agreement.  This Guaranty, together with the other Loan Documents, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements relating to a guaranty of the loans and advances under the Loan Documents and/or the Guaranteed Obligations.

7.2                                 Headings.  The headings in this Guaranty are for convenience of reference only and are not part of the substance of this Guaranty.

7.3                                 Severability.  Whenever possible, each provision of this Guaranty shall be interpreted in such a manner to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Guaranty.

7.4                                 Notices.  Whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other party, or whenever any of the parties desires to give or serve upon another any such communication with respect to this Guaranty, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be addressed to the party to be notified as follows:

(a)                                  If to the Bank, at:

LaSalle Bank National Association

135 South LaSalle Street

Chicago, Illinois 60603

Attention: Mark Melendes

Telecopy Number:  (312) 904-6353

Electronic-Mail: mark.melendes@abnamro.com

with copies to:

Winston & Strawn LLP

35 West Wacker Drive

Chicago, Illinois  60601

Attention:                                         Thomas F. Blakemore, Esq.

Telecopy Number: (312) 558-5700

(b)                                 If to the Guarantor, at:

NAVTEQ Corporation

222 Merchandise Mart, Suite 900

Chicago, Illinois  60654

Attention:  Chief Financial Officer with a copy to the General Counsel

Telecopy Number:  312-894-7228

or at such other address as may be substituted by notice given as herein provided.  The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice.  Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been validly served, given or delivered (i) upon the earlier of actual receipt and five (5) Business Days after the same shall have been deposited with the United States mail, registered or certified mail, return receipt requested, with proper postage prepaid, (ii) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or United States mail as otherwise provided in this Section 7.4), (iii) one (1) Business Day after deposit with a reputable overnight carrier with all charges prepaid, or (iv) when delivered, if hand-delivered by messenger.

7.5                                 Successors and Assigns.  This Guaranty and all obligations of the Guarantor hereunder shall be binding upon the successors and assigns of the Guarantor (including a debtor-in-possession on behalf of the Guarantor) and shall, together with the rights and remedies of the Bank hereunder, inure to the benefit of the Bank, all future holders of any instrument evidencing any of the Obligations and their respective successors and assigns.  No sales of participations, other sales, assignments, transfers or other dispositions of any agreement governing or instrument evidencing the Obligations or any portion thereof or interest therein shall in any manner affect the rights of the Bank hereunder.  The Guarantor may not assign, sell, hypothecate or otherwise transfer any interest in or obligation under this Guaranty.

7.6                                 No Waiver; Cumulative Remedies; Amendments.  The Bank shall not by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies hereunder, and no waiver shall be valid unless in writing, signed by the Bank and then only to the extent therein set forth.  A waiver by the Bank of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Bank would otherwise have had on any future occasion.  No failure to exercise nor any delay in exercising on the part of the Bank of any right, power or privilege hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or future exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies hereunder provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights and remedies provided by law.  None of the terms or provisions of this Guaranty may be waived, altered, modified, supplemented or amended except by an instrument in writing, duly executed by the Bank and the Guarantor.

7.7                                 Termination.  This Guaranty is a continuing guaranty and shall remain in full force and effect until the Termination Date.  Upon payment and performance in full of the Guaranteed Obligations, the Bank shall deliver to the Guarantor such documents as the Guarantor may reasonably request to evidence such termination.

7.8                                 Counterparts.  This Guaranty may be executed in any number of counterparts, each of which shall collectively and separately constitute one and the same agreement.

8.                                       Credit Agreement.  The Guarantor agrees to perform, comply with and be bound by the covenants continued in Sections 13.9, 13.14, and 13.15 of the Credit Agreement (which provisions are incorporated herein by reference), with each reference to the Company be deemed a reference to the Guarantor hereunder.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Guaranty as of the date first above written.

NAVTEQ CORPORATION

By:	s/ Neil T. Smith
Name: Neil T. Smith
Title: Vice President and Corporate Controller

LASALLE BANK NATIONAL ASSOCIATION,
as the Bank

By:	s/ Mark Melendes
Name: Mark Melendes
Title: Vice President